THE BANK OF NEW YORK MELLON

101 Barclay Street

New York, New York 10286

May 19, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Registration Statement on

Form F-6 filed on behalf of

MRV Engenharia e Participações, S.A.

Request for Acceleration

Ladies and Gentlemen:

The Bank of New York Mellon, as Depositary for securities against which American Depositary Receipts are to be issued, hereby requests the acceleration of the effectiveness date of the above registration statement by the Securities and Exchange Commission, pursuant to Section 8(a) of the Securities Act of 1933 to be declared effective as of 9:00 a.m., May 30, 2014 or as soon thereafter as practicable.

Very truly yours,

/s/ David S. Stueber

Name: David S. Stueber

Title: Managing Director

Cc: Azad Assadipour, Esq.

Emmet, Marvin & Martin, LLP

aAssadipour@emmetmarvin.com